                                                                    Exhibit 99.2





F O R   I M M E D I A T E   R E L E A S E

                                                 JULY 21, 1998
                                                 FOR MORE INFORMATION CONTACT:
                                                 ERIN IBELE   - (419) 247-2800
                                                 ED LANGE     - (419) 247-2800


                             HEALTH CARE REIT, INC.
                     ANNOUNCES RECORD SECOND QUARTER RESULTS
                       AND INCREASE IN QUARTERLY DIVIDEND


         SECOND QUARTER 1998 RESULTS           SIX MONTHS 1998 HIGHLIGHTS
         ---------------------------           --------------------------

         - $927 million total assets          - $210 million new investments
         - $23 million gross income           - 45% asset growth
         - $0.63 per diluted share FFO        - 9.6% per share FFO growth
         - $0.545 per share dividends         - 87% FFO payout ratio


Toledo, Ohio, July 21, 1998........HEALTH CARE REIT, INC. (NYSE/HCN) announced today record funds from operations (FFO) of $0.63 per diluted share for the second quarter of 1998 and FFO of $1.25 per diluted share for the first six months of 1998, an increase of 8.6 percent and 9.6 percent, respectively, as compared with the same periods in 1997.

In addition, the company announced that upon a review of its operating results and financial condition, the Board of Directors voted to declare a dividend for the quarter ended June 30, 1998, of $0.55 per share as compared with $0.53 per share for the same period in 1997.

The dividend is a one-half cent increase from the dividend paid for the first quarter of 1998 and represents the 109th consecutive dividend payment. The dividend will be payable August 20, 1998, to shareholders of record on August 4, 1998.

For the three months ended June 30, 1998, FFO totaled $16,199,000, or $0.63 per diluted share, as compared with FFO of $12,727,000, or $0.58 per diluted share, for the same period in 1997, an increase of 8.6 percent. Net income for the second quarter of 1998 totaled $13,907,000, or $0.54 per diluted share, on revenue of $23,159,000, as compared with net income of $11,928,000, or $0.54 per diluted share, on revenue of $18,448,000 for the three months ended June 30, 1997.

For the six months ended June 30, 1998, FFO totaled $31,478,000, or $1.25 per diluted share, as compared with FFO of $23,738,000, or $1.14 per diluted share, for the same period in 1997, an increase of 9.6 percent. Net income for the six month period ended June 30, 1998, totaled $27,316,000, or $1.09 per diluted share, on revenue of $44,385,000, as compared with net income of $21,754,000, or $l.05 per diluted share, on revenue of $35,017,000 for the same period in 1997.

                                                                   JULY 21, 1998
HEALTH CARE REIT, INC.                                                    PAGE 2
--------------------------------------------------------------------------------


In comparing the results for the first six months of 1998 with the corresponding period of the prior year, management noted that the increased level of earnings was positively influenced by a higher level of rental and interest income. Operating lease revenue for the six months ended June 30, 1998, increased $6,845,000 over the corresponding period in 1997 to $17,269,000 from $10,424,000. Interest on loans for the six months ended June 30, 1998, increased $1,429,000 over the corresponding period in 1997 to $23,364,000 from $21,935,000. The growth in rental and interest income resulted primarily from additional real estate investments made in 1997 and the first six months of 1998 of $262,646,000 and $209,603,000, respectively.

Management further noted that the year-to-date investment activity contributed to a 45 percent increase in total assets, which at June 30, 1998, totaled $926,987,000 as compared with total assets of $637,595,000 at June 30, 1997.

"We are pleased to report strong second quarter results, which reflect the continuing strength of our investment portfolio and Health Care REIT's unique investment strategy of providing growth capital to emerging health care operators," commented George L. Chapman, chairman and chief executive officer. "Our investment program has enhanced the company's level of real property ownership, which has grown more than 130 percent year-over-year, allowing us to meet our goal of achieving equity REIT status. Further, the continued execution of our investment strategy should generate approximately $200 million of new investments during the next 12 to 15 months. Our balance sheet provides us significant financial flexibility and is well positioned to take advantage of our strong investment pipeline. We expect continued success throughout the balance of the year."

During the second quarter of 1998, the company completed the sale of $75 million of 8.875 percent cumulative redeemable preferred stock. The preferred stock is rated "Ba3" by Moody's Investors Service, "BB+" by Standard & Poor's Corporation and "BB+" by Duff & Phelps Credit Rating Co. The net proceeds derived from the sale of preferred stock were used to invest in additional health care properties and repay borrowings under the company's revolving credit lines.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At June 30, 1998, the company had investments in 209 health care facilities in 32 states and had total assets of approximately $927 million.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, competition in the financing of health care facilities, the availability of capital, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                           FINANCIAL SCHEDULES FOLLOW

               For more information on Health Care REIT, Inc., via
                  facsimile at no cost, dial 1-800-PRO-INFO and
                          enter the company code -- HCN

                                      #####

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                                                  JUNE 30
                                                                     -------------------------------
                                                                          1998               1997
                                                                     -------------------------------
ASSETS
Real estate investments:
   Real property owned:
     Land                                                             $  39,305           $  18,086
     Buildings & improvements                                           385,031             176,099
     Construction in progress                                            87,905              26,396
                                                                      ---------           ---------
                                                                        512,241             220,581
     Less accumulated depreciation                                      (15,930)             (8,943)
                                                                      ---------           ---------
     Total real property owned                                          496,311             211,638

Loans receivable                                                        390,683             414,799
Direct financing leases                                                   7,722              10,732
                                                                      ---------           ---------
                                                                        894,716             637,169
Less allowance for losses on loans receivable                            (4,687)            (10,087)
                                                                      ---------           ---------
     Net real estate investments                                        890,029             627,082

Other assets:
     Direct investments                                                  21,790                 328
     Marketable securities                                                3,832               1,438
     Deferred loan expenses                                               2,582               2,568
     Cash and cash equivalents                                            1,290                 973
     Receivables and other assets                                         7,328               5,206
                                                                      ---------           ---------
                                                                         36,958              10,513
                                                                      ---------           ---------
Total assets                                                          $ 926,987           $ 637,595
                                                                      =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations                      $  89,600           $  44,600
     Senior unsecured notes                                             240,000             162,000
     Mortgages payable                                                    7,467              10,073
     Accrued expenses and other liabilities                              19,313              11,460
                                                                      ---------           ---------
Total liabilities                                                     $ 356,380           $ 228,133

Shareholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - 3,000,000                              75,000
     Common Stock, $1.00 par value:
         Authorized - 40,000,000 shares
         Issued and outstanding - 25,456,788
              in 1998 and 22,042,468 in 1997                             25,457              22,042
     Capital in excess of par value                                     460,700             379,866
     Undistributed net income                                             9,172               8,724
     Accumulated other
         comprehensive income                                             3,644               1,438
     Unamortized restricted stock                                        (3,366)             (2,608)
                                                                      ---------           ---------

TOTAL SHAREHOLDERS' EQUITY                                            $ 570,607           $ 409,462
                                                                      ---------           ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 926,987           $ 637,595
                                                                      =========           =========


                                              HEALTH CARE REIT, INC.
                                               FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                         THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                               JUNE 30                   JUNE 30
                                                  ----------------------------------     ----------------------------------
                                                        1998             1997                    1998              1997
                                                  ----------------- ----------------     ---------------- -----------------
Revenues:
     Interest on loans receivable                   $       11,442     $    11,319          $     23,364     $    21,935
     Prepayment fees                                                           477                                   477
     Operating leases:
         Rents                                               9,625           5,461                17,269          10,424
         Gain on exercise of options
     Direct financing leases:
         Lease income                                          214             357                   428             714
         Gain on exercise of options
     Loan and commitment fees                                1,286             717                 2,512           1,301
     Other income                                              592             117                   812             166
                                                    --------------     -----------          ------------     -----------
                                                    $       23,159     $    18,448          $     44,385     $    35,017

Expenses:
     Interest expense                               $        4,461     $     3,752          $      8,701     $     7,763
     Provision for depreciation                              2,292           1,276                 4,162           2,461
     General and administrative                              1,336           1,181                 2,717           2,361
     Loan expense                                              181             161                   357             378
     Provision for losses                                      150             150                   300             300
                                                    --------------     -----------          ------------     -----------
                                                             8,420           6,520                16,237          13,263
                                                    --------------     -----------          ------------     -----------

Net Income                                          $       14,739     $    11,928          $     28,148     $    21,754

     Preferred stock dividends                                 832                                   832
                                                    --------------     -----------          ------------

Net Income Available to Common Shareholders
                                                    $       13,907     $    11,928          $     27,316     $    21,754
                                                    ==============     ===========          ============     ===========

Average number of shares outstanding:
     Basic                                                  25,272          21,845                24,768          20,523
     Diluted                                                25,612          22,101                25,130          20,779

Net income per share:
     Basic                                          $         0.55     $      0.55          $       1.10     $      1.06
     Diluted                                                  0.54            0.54                  1.09            1.05

Funds from operations                               $       16,199     $    12,727          $     31,478     $    23,738

Funds from operations per share:
     Basic                                          $         0.64     $      0.58          $       1.27     $      1.16
     Diluted                                                  0.63            0.58                  1.25            1.14

Dividends per share                                 $        0.545     $     0.525          $      1.085     $     1.045




HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - JUNE 30, 1998


PORTFOLIO COMPOSITION ($000'S)
EXHIBIT 1

BALANCE SHEET DATA                       # Properties         # Beds/Units         Balance (1)         % Balance
                                      -------------------- ------------------- -------------------- -----------------
  Real Property                                128               10,321           $    496,311               54%
  Loans Receivable                              78                7,847                390,683               43%
  Direct Financing Leases                        3                  243                  7,722                1%
  Direct Investments                          -na-                 -na-                 21,790                2%
                                      -------------------- ------------------ --------------------- -----------------
Total Investments                              209               18,411           $    916,506              100%

INVESTMENT DATA                          # Properties        # Beds/Units        Investment (2)         % Investment
                                      -------------------- ------------------ --------------------- -----------------
  Assisted Living Facilities                   130                8,745           $    463,478               51%
  Nursing Homes                                 56                7,193                286,920               32%
  Specialty Care Facilities                      6                  713                 92,302               10%
  Retirement Centers                            15                1,466                 56,623                6%
  Behavioral Care                                2                  294                 10,447                1%
                                      -------------------- ------------------ --------------------- -----------------
Real Estate Investments                        209               18,411           $    909,770              100%

INVESTMENT BY OWNER TYPE                 # Properties        # Beds/Units        Investment (2)       % Investment
                                      -------------------- ------------------ --------------------- -----------------
  Publicly Traded                               93                6,985           $    384,738               42%
  Key Private                                   72                6,853                353,823               39%
  Privately Held                                44                4,573                171,209               19%
                                      -------------------- ------------------ --------------------- -----------------
Real Estate Investments                        209               18,411           $    909,770              100%

NOTES:  (1)  TOTAL  INVESTMENTS  INCLUDE GROSS REAL ESTATE  INVESTMENTS  AND DIRECT  INVESTMENTS  WHICH AMOUNTED TO
             $894,716,000 AND $21,790,000, RESPECTIVELY.

        (2) REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND CREDIT ENHANCEMENTS WHICH AMOUNTED TO $894,716,000 AND $15,054,000, RESPECTIVELY.



REVENUE COMPOSITION ($000'S)
EXHIBIT 2

                                                    Three Months Ended                     Six Months Ended
                                                       June 30, 1998                         June 30, 1998
                                             ----------------------------------      ------------------------------
REVENUE BY INVESTMENT TYPE
  Mortgage & Other Loans                       $      11,919           52%             $    24,399           55%
  Real Property                                       10,477           45%                  18,814           42%
  Direct Investments                                     547            2%                     742            2%
  Direct Financing Leases                                216            1%                     430            1%
                                             ----------------- ----------------      ---------------- --------------
  Total                                        $      23,159          100%             $    44,385          100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities                   $      10,705           46%             $    20,781           47%
  Nursing Homes                                        8,333           36%                  15,313           34%
  Specialty Care Facilities                            2,910           13%                   5,861           13%
  Retirement Centers                                   1,211            5%                   2,230            5%
  Behavioral Care                                          0            0%                     200            1%
                                             ----------------- ----------------      ---------------- --------------
  Total                                        $      23,159          100%             $    44,385          100%

REVENUE BY OWNER TYPE

  Publicly Traded                              $      10,250           44%             $    19,818           44%
  Key Private                                          8,891           39%                  16,315           37%
  Privately Held                                       4,018           17%                   8,252           19%
                                             ----------------- ----------------      ---------------- --------------
  Total                                        $      23,159          100%             $    44,385          100%





REVENUE COMPOSITION (CONTINUED) ($000'S)                                                            EXHIBIT 3

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES
                        Current Lease          Current Interest          Interest and
      Year               Revenue (1)             Revenue (1)             Lease Revenue          % of Total
------------------ ------------------------ ----------------------- ------------------------ ------------------
      1998             $        850             $          0             $        850                 1%
      1999                      410                      276                      686                 1%
      2000                      394                    1,715                    2,109                 2%
      2001                        0                    3,045                    3,045                 2%
      2002                      873                      752                    1,625                 2%
   Thereafter                61,058                   36,966                   98,024                92%
                   ------------------------ ----------------------- ------------------------ ------------------
      Total            $     63,585             $     42,754             $    106,339               100%


NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED



COMMITTED INVESTMENT BALANCES
                                                                                                            EXHIBIT 4
($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                                Committed Balance    Investment per
                                         # Properties         # Beds/Units             (1)              Bed/Unit
                                      -------------------- ------------------- -------------------- ------------------
  Assisted Living Facilities                   130                8,745          $     607,732        $      69,495
  Nursing Homes                                 56                7,193                304,403               42,319
  Retirement Centers                            15                1,466                 78,079               53,260
  Specialty Care Facilities                      6                  713                 92,302              129,456
  Behavioral Care                                2                  294                 10,447               35,534
                                      -------------------- ------------------ --------------------- ------------------
  Total                                        209               18,411          $   1,092,963             n/a

NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE  INVESTMENTS,  CREDIT  ENHANCEMENTS AND UNFUNDED  COMMITMENTS FOR
              WHICH INITIAL FUNDING HAD COMMENCED.



OPERATOR CONCENTRATION ($000'S)
                                                                                                            EXHIBIT 5

CONCENTRATION BY INVESTMENT                        # Properties             Investment             % Investment
                                              ----------------------- ----------------------- -----------------------
  Kapson Senior Quarters                                  7               $    79,737                     9%
  Life Care Centers of America, Inc.                     12                    77,743                     9%
  Olympus Healthcare Group, Inc.                         13                    75,042                     8%
  Greenbriar Corporation                                 15                    58,293                     6%
  CareMatrix                                             14                    51,661                     6%
  Remaining Operators                                   148                   567,294                    62%
                                              ----------------------- ----------------------- -----------------------
  Total                                                 209               $   909,770                   100%

CONCENTRATION BY REVENUE                           # Properties           Revenue (1)               % Revenue
                                              ----------------------- ----------------------- -----------------------
  Life Care Centers of America, Inc.                     12               $     4,052                     9%
  Kapson Senior Quarters                                  7                     4,023                     9%
  Olympus Healthcare Group, Inc.                         13                     3,897                     9%
  Greenbriar Corporation                                 15                     3,260                     7%
  Doctors Corporation of America                          3                     3,034                     7%
  Remaining Operators                                   159                    26,119                    59%
                                              ----------------------- ----------------------- -----------------------
  Total                                                 209               $    44,385                   100%

NOTES: (1) SIX MONTHS ENDED JUNE 30, 1998


SELECTED FACILITY DATA
                                                                                                             EXHIBIT 6

                                                        % Private Pay         Coverage Before       Coverage After
                                      Occupancy          and Medicare            Mgt. Fees             Mgt. Fees
                                   ----------------- --------------------- ---------------------- --------------------
Nursing Homes                            84%                    44%                1.90x                 1.38x
Assisted Living Facilities               89%                   100%                1.32x                 1.14x
Retirement Centers                       96%                   100%                2.28x                 2.00x
Specialty Care Facilities                n/a                    68%                4.81x                 4.22x
Behavioral Care                          n/a                   100%                6.15x                 3.81x
                                                                           ---------------------- --------------------
                                                                                   2.34x                 1.90x

NOTES: (1)  FACILITY DATA REPORTED AS OF MARCH 31, 1998




SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                                                        EXHIBIT 7
-------------------------------------------------

                                         Balance      % Investment
                                      --------------- -----------------

Cross Defaulted                        $   778,848          87%  of gross real estate investments
Cross Collateralized                       353,769          89% of mortgage loans
Bank Letters of Credit & Cash               44,855           4% of committed balance


CURRENT CAPITALIZATION ($000'S)          Balance         % Balance                   LEVERAGE & PERFORMANCE RATIOS
                                      --------------- -----------------         ----------------------------------------

Long-Term Debt Obligations             $   247,467          23%                 Debt/Total Mkt. Cap                32%
Borrowings Under Bank Lines                 89,600           9%                 Debt/Book Equity                   59%
Preferred Equity                            75,000           7%                 Interest Coverage        3.72x 2nd Qtr.
Common Equity Market Cap.                  649,148          61%                                          3.89x LTM
                                      --------------- -----------------
   Total Market Capitalization         $ 1,061,215         100%                 FFO Payout Ratio           86% 2nd Qtr.
                                                                                                           88% LTM




DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)
                                                                                                      EXHIBIT  8

      Year          Bank Lines of Credit         Senior Notes             Other Debt               Total
------------------ ------------------------ ----------------------- ------------------------ ------------------
      1998              $         0             $           0            $          39         $         39
      1999                    9,600                         0                       90                9,690
      2000                   80,000                    35,000                       99              115,099
      2001                        0                    10,000                      109               10,109
      2002                        0                    20,000                      121               20,121
      2003                        0                    35,000                      133               35,133
      2004                        0                    40,000                      186               40,186
      2005                        0                         0                      549                  549
   Thereafter                     0                   100,000                    6,141              106,141
                   ------------------------ ----------------------- ------------------------ ------------------
      Total             $    89,600             $     240,000            $       7,467         $    337,067





      INVESTMENT ACTIVITY ($000'S)
                                                                                                     EXHIBIT 9

                                                 Three Months Ended                           Six Months Ended
                                                   June 30, 1998                               June 30, 1998
                                          ---------------------------------           ---------------------------------
      FUNDING BY INVESTMENT TYPE
        Real Property                      $    13,732           14%                    $    57,187           27%
        Mortgage & Other Loans                   9,312            9%                         36,383           18%
        Construction Advances                   63,244           64%                         99,177           47%
        Direct Investments                      13,140           13%                         16,856            8%
                                          ----------------- ---------------           ---------------- ----------------
        Total                              $    99,428          100%                    $   209,603          100%

      REAL ESTATE INVESTMENTS
        Assisted Living Facilities         $    67,019           77%                    $   121,753           63%
        Nursing Homes                           15,424           18%                         62,974           33%
        Retirement Centers                       3,315            4%                          6,346            3%
        Behavioral Care                            530            1%                          1,674            1%
        Specialty Care Facilities                    0            0%                              0            0%
                                          ----------------- ---------------           ---------------- ----------------
        Total                              $    86,288          100%                    $   192,747          100%




GEOGRAPHIC CONCENTRATION ($000'S)                                                                          EXHIBIT 10

CONCENTRATION BY REGION                            # Properties           Investment               % Investment
                                              ----------------------- ----------------------- -----------------------
  South                                                 127               $   448,793                    49%
  Northeast                                              35                   256,727                    28%
  West                                                   22                   122,393                    14%
  Midwest                                                25                    81,857                     9%
                                              ----------------------- ----------------------- -----------------------
  Total                                                 209               $   909,770                   100%

CONCENTRATION BY STATE                             # Properties           Investment               % Investment
                                              ----------------------- ----------------------- -----------------------
  Texas                                                  47               $   166,989                    18%
  Florida                                                26                   109,455                    12%
  Massachusetts                                          15                    90,564                    10%
  New York                                                7                    70,653                     8%
  North Carolina                                         19                    60,083                     7%
  Remaining States                                       95                   412,026                    45%
                                              ----------------------- ----------------------- -----------------------
  Total                                                 209               $   909,770                   100%

REVENUE BY STATE                                   # Properties           Revenue (1)               % Revenue
                                              ----------------------- ----------------------- -----------------------
  Texas                                                  47               $     8,514                    19%
  Florida                                                26                     4,184                     9%
  Massachusetts                                          15                     4,176                     9%
  New York                                                7                     3,543                     8%
  Pennsylvania                                            8                     2,849                     7%
  Remaining States                                      106                    21,119                    48%
                                              ----------------------- ----------------------- -----------------------
  Total                                                 209               $    44,385                   100%

NOTES: (1) SIX MONTHS ENDED JUNE 30, 1998